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                                 Exhibit 10.21


                                 VidaMed, Inc.
                             46107 Landing parkway
                           Fremont, California 94538
                           -------------------------

                                August 31, 1999


Mr. David Illingworth
Executive Chairman and
Chairman of the Board
VidaMed, Inc,
46107 Landing Parkway
Fremont, California 94538

     Re: Resignation of Employment as Executive Chairman and Consulting
         Agreement
         --------------------------------------------------------------

Dear Mr. Illingworth:

     With reference to your agreement with VidaMed, Inc. dated June 26, 1999 ("Employment Agreement") regarding your service to the Company as Executive Chairman, this letter will confirm the terms of your resignation from that office and the compensation to be paid to you by the Company.

1.   Resignation and Acknowledgments.  Effective August 31, 1999 (the
     --------------------------------
     "Resignation Date") Mr. Illingworth herewith resigns his employment with VidaMed, Inc. as its Executive Chairman. The Company acknowledges the fine service of Mr. Illingworth and confirms that his resignation was necessitated by the Company's need for additional outside (non-employee) directors. Mr. Illingworth shall remain as Chairman of the Company's Board of Directors. Mr. Illingworth's authority and responsibility as a Member and Chairman of the VidaMed Board of Directors is herewith recognized as distinct from his role as Executive Chairman and is in no way modified by this writing.

2.   Consulting and Severance Benefits.  As a severance for early termination of
     ---------------------------------
     your Employment Agreement and as consideration for the releases granted herein by Mr. Illingworth to the Company, the Company has agreed:

     (a) To retain Mr. Illingworth as a consultant on the Resignation Date through February 15, 2000 ("Termination Date"). Mr. Illingworth's compensation through the consultancy period shall be $56,250.00
                                                               ----------
          payable in two lump sums of $28,125.00 each; the first payment shall be made November 1, 1999 and the second February 15, 2000.

     (b) As further consideration to Mr. Illingworth, the Company shall purchase for Mr. Illingworth and his dependants, through the Termination Date, a policy of health insurance equivalent to that the Company provides its officers and employees, and

     (c) To pay Mr. Illingworth on or before February 1, 2000 his share of the VidaMed Performance Improvement Plan ("PIP") under such terms accorded the President and Chief Executive Officer of the Company, prorated from January 1, 1999 through August 1, 1999. For purposes of calculating benefits under the PIP, the Operating Plan shall be

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          the "Steady Growth Plan" stated in the Minutes of the Board of
          Directors dated June 22, 1999; and

     (d)  On the Termination Date the remaining balance of $62,500.00 loan
                                                            ----------
          made to Mr. Illingworth by the Company shall be deemed earned and the note forgiven.


     (e)  Mr. Illingworth's stock options for an aggregate of 250,000 shares
                                                              -------
          which was granted to him on October 9, 1998 (the "10/98 Option") shall continue to vest on terms set forth in such option until Termination Date. Thereafter Mr. Illingworth will have thirty (30) days from said Termination Date to exercise the shares vested under the 10/98 Option. The unvested portion of all Mr. Illingworth's other unexercised VidaMed options will be cancelled and returned to the VidaMed stock option plan.

     (f) Reimburse Mr. Illingworth for reasonable and necessary expenses incurred on behalf of the Company during the consultancy period, said reimbursement ending on the Termination Date.

     (g) With regard to other agreement between the Company and Mr. Illingworth:

          (i)    Mr. Illingworth's Change of Control Agreement with
                 VidaMed will remain in effect through the Termination Date.

          (ii) Mr. Illingworth Indemnification Agreement with VidaMed will remain in effect for so long as he continues to serve as a member of VidaMed's Board of Directors.

          (iii) Mr. Illingworth's Employee Confidentiality Agreement with VidaMed will remain in effect in accordance with its terms.

4.   Release of Claims.   Mr. Illingworth agrees that the consideration
     -----------------
     described in this Agreement represents settlement in full of all outstanding obligations owed to Mr. Illingworth by the Company under any employment agreement, or other like agreements with the Company. Mr. Illingworth on behalf of himself, and his respective heirs, family members (including domestic partners), executors, heirs and assigns hereby fully and forever releases VidaMed, Inc., including its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement. Said release includes, but is not limited to:

     (a) Any and all claims relating to or arising from Mr. Illingworth's employment relationship with the Company and the termination of that relationship;

     (b) Any and all claims relating to, or arising from, Mr. Illingworth's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation. any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

     (c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional

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          infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

     (d) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 199 1, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 20 1, et seq. and section 970, et seq.;

     (e) Any and all claims for violation of the federal, or any state, constitution;

     (f) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

     (g)  Any and all claims for attorneys' fees and costs.

For its part, VidaMed, Inc agrees not to sue and fully and forever releases, Mr. Illingworth, his heirs and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date.

The Company and Mr. Illingworth agree that the releases set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or arising after the effective date of this Agreement.

5.   Acknowledgment of Waiver of Claims Under ADEA.   Mr. Illingworth
     ---------------------------------------------
     acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Mr. Illingworth and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Resignation Date. Mr. Illingworth acknowledges that the consideration given to him for his waiver and release is in addition to anything of value to which Mr. Illingworth was already entitled. Mr. Illingworth further acknowledges that he has been advised by this writing that:

     (a)  He should consult with an attorney prior to executing this Agreement;

     (b)  He has twenty-one (21) days within which to consider this Agreement;

     (c) He least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

     (d) This Agreement shall not be effective until the revocation period has expired.

6.   Civil Code Section 1542. The Parties represent that they are not aware of
     -----------------------
     any claim by either of them other than the claims that are released by this Agreement. Mr. Illingworth and the Company acknowledge that legal counsel has advised them and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

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     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT
     KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Illingworth and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7.   No Pending or Future Lawsuits.   Mr. Illingworth represents that he has no
     -----------------------------
     lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or any other person or entity referred to herein. Mr. Illingworth also represents that he does not intend and henceforth forswears any right to bring any claims on his own behalf or on behalf of any other person or entity against the Company or its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or any other person or entity referred to herein.

8.   No Cooperation.   Mr. Illingworth agrees he will not act in any manner that
     --------------
     might damage the business or reputation of the Company. Mr. Illingworth agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third Party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

9.   Non-Disparagement.   Each Party agrees to refrain from any defamation,
     -----------------
     libel or slander of the other, or tortious interference with the contracts and relationships of the other.

11.  Consulting Agreement  Mr. Illingworth shall be assigned consulting tasks by
     --------------------
     the President and Chief Executive Officer of the Company related to (i) participating in development of financing strategies (ii) participating in business development activities as directed by the President and CEO, and
     (iii) such other duties of a similar nature as may be assigned by the President and Chief Executive Officer of the Company. The term of your consulting service will continue through the Termination Date, unless modified by mutual agreement in writing.

12.  General Provisions.
     -------------------

     (a) This letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

     (b) This letter agreement sets the entire agreement and understanding between VidaMed and you relating to your service as Executive Chairman and supersedes all prior verbal discussions between us.

     (c) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of VidaMed and its respective successors and assigns.

     Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this letter as soon as possible.



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VIDAMED, INC.



                                    By   /s/
                                        ----------------------------------
                                        Randy Lindholm
                                        President and Chief Executive Officer
                                        Member of Board of Directors



Agreed to and accepted this 31st day of August 1999.
                            -----------------------



By  /s/
   -----------------------------
      David J. Illingworth
      Executive Chairman

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